Contact Gold Corp.

(an exploration-stage company)

Management's Discussion and Analysis

For the three months ended March 31, 2021

Management's Discussion and Analysis of Financial Condition and Results of Operations

The Management's Discussion of Financial Condition and Results of Operations (the "MD&A") is dated May 13, 2021, and provides an analysis of, and should be read in conjunction with the accompanying financial statements and related notes thereto for the three months ended March 31, 2021, 2020, and 2019 (together, the "Interim Financial Statements"), and other corporate filings, including the Company's Annual Information Form for the year ended December 31, 2020, dated March 19, 2021 (the "AIF"), each of which is available under the Company's profile on SEDAR at www.sedar.com.

Our reporting currency is the Canadian dollar ("CAD"), and all amounts in this MD&A are expressed in Canadian dollars, unless otherwise stated.  Amounts in United States dollars are expressed as "USD".  As at March 31, 2021, the indicative rate of exchange, per $1.00 as published by the Bank of Canada, was USD 0.7952 (USD 0.7854 at December 31, 2020).  Interim Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("US GAAP").

Note Regarding Forward Looking Statements

This MD&A contains forward-looking statements reflecting our current expectations, and projections about the Company's future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to the Company and our management and our interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events.  Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of risks and uncertainties, including those discussed in the sections entitled "Risk Factors," "Cautionary Statement Regarding Forward-Looking Statements," and elsewhere in the AIF.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend, " or "project," or the negative of these words or other variations on these words or comparable terminology.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this MD&A will in fact occur. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors.

The specific discussions herein about the Company include financial projections and future estimates and expectations about the Company's business. The projections, estimates and expectations are presented in this report only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our management's own assessment of our business, the industry in which we work and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this MD&A to "we," "us," "our," or "the Company," refer to Contact Gold Corp., a Nevada corporation.

Overview

Contact Gold is a gold exploration company focused on making district-scale gold discoveries in Nevada.

The Company was incorporated under the Business Corporations Act (Yukon) on May 26, 2000, and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.  On June 7, 2017, the Company closed a series of transactions (the "Transactions"), including i) a reverse acquisition (the "RTO") of Carlin Opportunities Inc. ("Carlin"), a private British Columbia company, ii) a share consolidation, and iii) the acquisition (the "Clover Acquisition") of a 100% interest in Clover Nevada II LLC ("Clover"), an entity holding mineral property interests in Nevada (the "Contact Properties").  Contact Gold was continued under the laws of the State of Nevada when the Transactions closed. Shares of the Company's common stock (the "Contact Shares") were listed for trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017.

Recent Developments

  Commenced 2021 drill program at the past-producing Green Springs gold property in Nevada ("Green Springs")

    Assays results of 47 drill holes totalling 5,856 metres from the 2021 program are pending as at the date of this MD&A.

  Released final results from the 2020 drill program at Green Springs.

  On April 21, 2021, the Company announced that it planned to complete an internal reorganization designed to redomicile the Company back into Canada.

Mineral Properties

The Contact Properties are on Nevada's Carlin, Independence, Northern Nevada Rift, and Cortez gold trends which host numerous gold deposits and mines.  Contact Gold controls a significant land position comprising target-rich mineral tenure which hosts numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage.

None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.  Expenditures directly attributable to the acquisition of mineral property interests have been capitalized; staking costs, related land claims fees paid and ongoing exploration expenditures, have been expensed.  Mineral property expenditures on the Contact Properties are summarized in this MD&A.

a) Green Springs

On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in Green Springs.

Green Springs is located at the southern end of Nevada's Cortez Trend, 60 kilometres ("km") southwest of the historic mining centre of Ely, Nevada in a region hosting numerous producing and past-producing Carlin-type gold deposits. Green Springs is approximately 10 km east of Fiore Gold's Gold Rock Project, 10 km south of the Mt. Hamilton gold deposit held by Waterton Nevada Splitter, LLC ("Waterton Nevada"), and 20 km southeast of Fiore Gold's producing Pan Mine. Other deposits/past producers in the region include Illipah (Waterton Nevada), and Griffon (Fremont Gold). The Bald Mountain mine complex operated by Kinross Gold is located 45 km to the north of Green Springs.

Exploration at Green Springs is subject to a valid Plan of Operations to perform exploration, comprising 75 acres which will permit a drill program to test multiple targets within the consolidated land package.

Contact Gold issued 2,000,000 Contact Shares and paid USD 25,000 ($32,855) in cash to Ely Gold to secure the Green Springs property in 2019. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees relating to the initial period.  On July 23, 2020, the Company issued an additional 362,941 Contact Shares (at a deemed price of $0.185) to Ely Gold in satisfaction of the US$50,000 first anniversary payment due under the Green Spring Option agreement.

The addition of Green Springs provided the Company with another advanced exploration property hosting a Carlin-type gold system.  Total additional consideration to satisfy the Green Springs Option is as follows:

USD 50,000	second anniversary
USD 50,000	third anniversary
USD 100,000	fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Contact Shares.  Payment of all amounts can be accelerated and completed at any time.  Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other (payable in June of each year) requires an annual payment in cash equal to the value of 20 ounces of gold.  Existing royalties at Green Springs range from 3% to 4.5% based on underlying agreements.

As estimate for reclamation costs of $80,920 (December 31, 2020: $80,920) is included in the value of Green Springs.

The Company completed an initial 1,300 metre initial reverse circulation ("RC") drill program in 2019, and a subsequent 5,785 metre RC drill program in 2020.  Drilling and exploration to date has been designed to test the under-explored Pilot Shale beneath the 3 km mine trend, as well as greenfields targets to the East and North of the mine trend.  In general, the programs were focused on high-confidence step-out holes on known zones of Chainman and Pilot Shale hosted gold mineralization.

Results from the 2020 drill program continue to illustrate the existence of a Carlin-type gold system with oxide gold grades higher than the surrounding operations on the Carlin and Cortez Trends.  The Company has drilled multiple targets/zones at Green Springs, including: "Alpha," "Bravo," "Charlie," "Delta," "Echo," "Golf," and "Zulu". These identified target areas encompass a total strike length of over 3 km.

Assay results to date indicate that gold mineralization in all zones are well oxidized; with most intervals averaging between 85-95% gold recovery in cyanide solubility tests compared to Fire Assay/Atomic Absorption gold values. At Alpha, the average gold recovery for all intervals ranged from 6% to 96%.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Green Springs, including non-cash items for each respective period, are as follows:

	Three months ended
	March 31, 2021	March 31, 2020	March 31, 2019
Drilling, assaying & geochemistry	$357,763	$4,430	$284,842
Wages and salaries, including share-based compensation	178,829	67,724	111,210
Geological contractors/consultants & related crew care costs	237,309	24,684	84,360
Amortization of Claims Maintenance fees	51,945	53,444	24,767
Permitting and environmental monitoring	2,401	828	149
Expenditures for the period	$828,247	$151,110	$505,328
Cumulative balance	$3,936,110	$656,438	$505,328
Drill metres completed		-nil	1,300

Additional information about Green Springs is summarized in a technical report prepared in accordance with NI 43-101, entitled "Technical Report for the Green Spring Project, White Pine County Nevada, United States of America" (the "Green Springs Technical Report"), prepared for Contact Gold, with an effective date of June 12, 2020, and dated August 5, 2020, as prepared by John Read, C.P.G., and can be viewed under Contact Gold's issuer profile on SEDAR at www.sedar.com.

b) Pony Creek

The Pony Creek gold property ("Pony Creek") is located within the Pinion Range, in western Elko County, Nevada, south of the Railroad-Pinion project ("Pinion") operated by Gold Standard Ventures ("GSV").  The Pony Creek property encompasses approximately 82 km2 in the southern portion of Nevada's Carlin gold trend; and hosts multiple near-surface oxide and deeper high-grade gold occurrences and targets supported by extensive exploration databases.  At the time of the Clover Acquisition, large areas of prospective geological setting at Pony Creek had never been sampled or explored, particularly where the newly-recognized host horizons at the nearby Pinion project are exposed.  Prior to acquisition by Contact Gold, no drilling had been conducted at Pony Creek in 10 years. All of the targets advanced to date are in the northern part of the property, with a significant area believed to be on-strike yet to be explored toward the south.

The Company has encountered gold mineralization in 108 of the 117 holes drilled (including those lost before planned depth).  The majority of these drill holes are step-outs from the historical mineral resource estimate area at the property's Bowl Zone.

The receipt of an approved Plan of Operations permit in June 2020 was a key milestone for Pony Creek.  The approved Plan of Operations permit provides a significant amount of permitted disturbance to follow up on multiple targets, including the Bowl Zone, the Appaloosa Zone, the Stallion Zone, the Elliott Dome target, the Mustang target, the Palomino target, the DNZ target, and the Pony Spur zone.  The Bowl Zone remains open for further expansion to the north, south and west.

An estimate for reclamation costs of $60,766 (December 31, 2020: $60,766) is included in the value of Pony Creek.

There is a 3% net smelter returns royalty ("NSR") on those claims that comprise Pony Creek acquired from Waterton Nevada, a related party to the Company. Pony Creek also includes the claim packages formerly known as Lumps, Umps and East Bailey, which the Company acquired for 250,000 Contact Shares valued at $112,500 on February 6, 2018. There are NSR royalties of 2% and 3% NSR on certain of these acquired claims, up to 2% of which can be bought back for USD 1,000,000 per 1% increment, prior to September 2030.  Advance royalty payments are also due annually; the amount paid in 2020 was USD 20,000.  The next payment (USD 25,000) is due in September 2021.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Pony Creek, including non-cash items for each respective period, are as follows:

	Three months ended
	March 31, 2021	March 31, 2020	March 31, 2019
Drilling, assaying & geochemistry	$7,669	$632	$25,207
Wages and salaries, including non-cash share-based compensation	3,207	67,229	297,734
Geological contractors/consultants & related crew care costs	4,330	20,162	80,700
Amortization of Claims Maintenance fees	57,817	64,568	74,658
Permitting and environmental monitoring	7,637	12,171	16,764
Expenditures for the period	$80,660	$164,762	$495,063
Cumulative balance	$10,594,634	$10,194,038	$8,302,583
Drill metres completed	-	4,660 metres	10,860 metres

Additional information about Pony Creek is summarized in the Technical Report prepared in accordance with NI 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101"), entitled "NI 43-101 Technical Report on the Pony Creek Project, Elko County, Nevada, USA" (the "Technical Report"), prepared for Contact Gold, with an effective date of October 16, 2018, and dated October 22, 2018, as prepared by Vance Spalding, C.P.G; VP Exploration of Contact Gold, and can be viewed under Contact Gold's issuer profile on the document filing and retrieval system for Canadian publicly-listed companies known as SEDAR at www.sedar.com.

c) Cobb Creek

Upon closing of the Transactions in June 2017, Contact Gold acquired a 49% interest in the Cobb Creek exploration property ("Cobb Creek"). The Company consolidated its interest on November 7, 2017 by agreeing to make six annual payments of USD 30,000 in cash to a private individual (the "Cobb Counterparty") with whom a 2002 partnership agreement had previously been made.  Associated acquisition costs of $156,040 had been capitalized to Cobb Creek for this incremental 51% interest. The obligation to make the annual payments was recorded as a financial liability at amortized cost, and has been accreted up, and adjusted for foreign currency exchange, each subsequent period.

By an agreement dated September 27, 2019, Clover subsequently agreed to farm-out 100% of its interest in Cobb Creek (the "Cobb Creek Option") to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. The Company received 750,000 common shares of Fremont ("Fremont Shares") as an initial payment, and in January 2020 was reimbursed an amount of USD 65,569 ($85,320) for certain claims-related holding costs. The Company was also reimbursed for the prorated November 2018 and November 2019 payment to the Cobb Counterparty made by the Company on behalf of Fremont.

In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020.  The Fremont Shares were valued at USD$50,388 ($67,500) on receipt.  Contact Gold agreed to defer the first anniversary cash payment to December 31, 2020, and also agreed to reduce the amount payable by Fremont from USD 30,000 to USD 15,000 in exchange for 500,000 additional Fremont Shares (the "Additional Shares").  The Additional Shares were issued to the Company on October 26, 2020 ($45,000).

The carrying value of Cobb Creek at September 26, 2019 (immediately prior to execution of the Cobb Creek Option) was $288,537.  The value of the consideration received and receivable to date has been applied against the property's carrying value. The reimbursement of claims-related fees for the current period were applied against the balance previously recognized as prepaid Claims Maintenance fees (as defined in this MD&A).

In order to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following remaining consideration to the Company:

Anniversary 2 (Year 3)	USD 20,000
Anniversary 3 (Year 4)	USD 20,000
Anniversary 4 (Year 5)	USD 25,000
Anniversary 5 (Year 6)	USD 35,000
Anniversary 6 (Year 7)	USD 45,000
Anniversary 7 (Year 8)	USD 55,000
Anniversary 8 (Year 9)	USD 65,000
Anniversary 9 (Year 10)	USD 75,000

Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek.

d) South Carlin Projects: Dixie Flats & North Star

The Company's "South Carlin Projects" include the North Star property and the Dixie Flats property. The North Star property is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. An affiliate of Waterton Nevada holds a 3% NSR on the North Star property.

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Waterton Nevada.

On January 11, 2021, Clover granted an arms' length private company (the "Optionor") the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star and Woodruff properties (the "South Carlin and Woodruff Option"), subject to a 0.25% NSR royalty on the Dixie Flats Claims, in addition to those payable to an affiliate of Waterton Nevada.  The Company received USD 20,000 and a reimbursement of Claims Maintenance fees of USD 31,417 upon execution of the agreement.  To maintain the option in good standing, the Optionor must make the following payments:

Amount	Due Date of Payment
USD 30,000	18-month anniversary of the agreement
USD 40,000	second anniversary of the agreement
USD 50,000	third anniversary of the agreement
USD 60,000	fourth anniversary of the agreement
USD 75,000	annually on each of the fifth through the eighth anniversaries of the agreement

Once the Optionor has made an aggregate of USD 500,000 in cash payments to the Company, it shall be deemed to have earned in to a 100% interest in each of the Dixie Flats, North Star and Woodruff properties, subject to the NSRs.

If the Optionor should sub-option any or all of Dixie Flats, North Star and Woodruff properties to a third-party whose shares trade on a stock exchange or quotation system at the time of the transaction, or subsequent thereto (a "Trading Sub-Optionee"), that Trading Sub-Optionee shall be obligated to issue one million of its common shares to the Company, or at least 5% of the Trading Sub-Optionee's then issued and outstanding common shares, subject to any required regulatory approval.    On January 11, 2021, the Optionor assigned the South Carlin and Woodruff Option to a third-party, however, as the third-party is currently not publicly traded, no share consideration has been received by the Company.

Pursuant to the Company's assessment of the value of the South Carlin Projects, at December 31, 2020, the Company wrote-down the value of North Star by $616,475 to $nil, and Dixie Flats by $2,757,688 to $776,888, with an aggregate tax recovery of $175,965.  The value of the Woodruff property was fully written-down during the year ended December 31, 2018 ($85,176 to $nil) further to a determination in that year to abandon the mineral claims.

e) Portfolio

The remaining Contact Properties, described herein as the "Portfolio properties", are situated along the Carlin, Independence, and Northern Nevada Rift Trends, well known mining areas in the state of Nevada.  The Portfolio properties each carry an NSR of either 3% or 4%.

Selected Financial Information

Management is responsible for, and the Board approved, the Interim Financial Statements.  Except as noted, we followed the significant accounting policies presented in Note 2 of the Interim Financial Statements consistently throughout all periods summarized in this MD&A.  Contact Gold operates in one segment - the exploration of mineral property interests.

Management has determined that Contact Gold and Carlin have a CAD functional currency because each finance activities and incur expenses primarily in Canadian dollars. Clover has a USD functional currency reflecting the primary currency in which it incurs expenditures, and in which it receives funding from Contact Gold. Contact Gold's presentation currency is Canadian dollars.  Accordingly, and as Contact Gold's most significant balances are assets held by Clover, each reporting period will likely include a foreign currency adjustment as part of accumulated other comprehensive loss (gain).

Selected Statement of Loss and Comprehensive Loss Data

The following table and discussion provide selected financial information from, and should be read in conjunction with, the Interim Financial Statements.

	Three months ended
Statements of Loss and Comprehensive (Gain) Loss	March 31, 2021	March 31, 2020	March 31, 2019

Loss before income taxes	$1,709,113	$2,702,007	$1,777,295
Tax recovery	$-	$-	$-
Other comprehensive (gain) loss	$485,285	$(3,367,024)	$817,979
Comprehensive loss	$2,194,398	$(665,017)	$2,595,274

Discussion of Operations

Three month periods ended March 31, 2021, 2020, and 2019

Contact Gold incurred a comprehensive loss for the three months ended March 31, 2021 of $2,194,398 (three months ended March 31, 2020: gain of $665,017; three months ended March 31, 2018: loss of $2,595,274).  Other comprehensive loss (gain) in each period reflects primarily the translation of the USD-denominated values of Clover's assets and liabilities for consolidation purposes.

Exploration and evaluation expenditures

Exploration and evaluation expenditures incurred by Contact Gold, including the amortization of land claim maintenance fees paid annually to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to various Nevada Counties (together, "Claims Maintenance fees"), have been expensed in the statements of loss and comprehensive loss.

Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Three months ended
	March 31, 2021	March 31, 2020	March 31, 2019
Drilling, assaying & geochemistry	$365,431	$5,063	$25,207
Wages and salaries, including share-based compensation	182,036	135,558	299,063
Amortization of Claims Maintenance fees	118,836	141,587	145,778
Geological contractors/consultants & related crew care costs	241,681	44,985	103,032
Permitting and environmental monitoring	11,253	12,999	16,764
Property evaluation and data review	-	-	8,497
Expenditures for the period	$919,237	$340,192	$598,341
Cumulative balance	$15,933,771	$12,088,948	$9,308,415

Details of exploration and evaluation expenditures incurred and expensed on the Contact Properties are as follows:

	Three months ended
	March 31, 2021	March 31, 2020	March 31, 2019
Green Springs	$828,247	$151,110	$-
Pony Creek	80,660	164,762	495,063
Cobb Creek	42	140	9,895
South Carlin Projects	1,215	14,658	23,687
Portfolio properties	9,073	9,522	61,199
Property evaluation and data review	-	-	8,497
Expenditures for the period	$919,237	$340,192	$598,341
Cumulative balance	$15,933,771	$12,088,948	$9,308,415

Preferred Stock

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 shares of preferred stock ("Preferred Shares") with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").

The Company bifurcated the value of the Preferred Shares in two components: (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").  Each period the statements of loss and comprehensive loss include the impact of a revaluation of these Embedded Derivatives.  Determination of the revaluation includes a considerable amount of judgment from management; the quantum from period-to-period is subject to a potentially significant amount of change and is generally inversely reflective of changes to the USD-denominated market price of the Contact Shares.

Pursuant to (i) having satisfied the terms of a binding letter of intent (the "LOI") entered into with Waterton, and (ii) closing a $13.54 million private placement financing with Waterton Nevada (the "Redemption Placement"), the Company redeemed all of the issued and outstanding Preferred Shares on September 29, 2020 (the "Redemption").

The non-cash accretion of the "host" value for the comparative three months periods ended March 31, 2020 and March 31, 2019, was $622,005 and $509,113, respectively.  The non-cash foreign exchange impact recognized on the "host" for the comparative three months periods ended March 31, 2020 and March 31, 2019 was a loss of $1,196,339 and a gain of $222,425, respectively.  During the three months ended March 31, 2020 the Company also recognised a gain of $106,270 on the change in fair value of the Embedded Derivatives (2019 comparative period: $106,223)

Wages and salaries of $283,851 for the three months ended March 31, 2021 (2020 comparative period: $314,626; and 2019 comparative period: $539,498) reflects amounts earned by officers and employees of the Company not directly attributable to exploration.    An expense of $48,750 is also included related to the award of DSUs during the three months ended March 31, 2021 (three months ended March 31, 2020:  $40,000; and March 31, 2019: $nil).

Stock-based compensation expense, as directly reflected in the consolidated statement of loss and comprehensive loss for the three months ended March 31, 2021 is $154,915 (2020 comparative period: $109,505; and 2019 comparative period: $249,789).  An additional amount of $53,759 was charged to exploration and evaluation expenditures for the three months ended March 31, 2021 (2020 comparative period: $24,024; and $40,180 for the 2019 comparative period).

Refer in this MD&A under section "Outstanding Securities - Stock-based compensation" for a summary of cancellations, forfeitures and new awards of Options and DSUs during the period.  The remaining average contractual life of Options outstanding is 3.20 years.  In determining the fair market value of stock-based compensation granted to employees and non-employees, management makes significant assumptions and estimates. These assumptions and estimates have an effect on the stock-based compensation expense recognized and on the contributed surplus balance on our statements of financial position. Management has made estimates of the life of the Options, the expected volatility, and the expected dividend yields that could materially affect the fair market value of this type of security. Stock-based compensation expense should be expected to vary from period-to-period depending on several factors, including whether Options are granted in a period, and the timing of vesting or cancellation of such equity instruments.

Professional, legal and advisory fees recognized for the three months ended March 31, 2021 of $201,674 (2020 comparative period: $114,683; and 2019 comparative period: $57,863) reflect ongoing legal, audit and related advisory services, as well as incremental compliance costs incurred due to the Company's legal status as a U.S. incorporated entity listed on the TSXV, and in Q1 2021 costs incurred in advance of the Company's planned redomicile to Canada.  Expenses increased in 2021 compared to those in 2020 as Contact Gold planned and prepared the transaction to redomicile the Company to Canada.  Expenses in the first quarter of 2020 related to an effort to prepare for the financing that closed after the period.

Investor relations, promotion and advertising expenses of $55,904 for the three months ended March 31, 2021 (2020 comparative period: $46,006; and 2019 comparative period: $31,090), include marketing activities (including related travel costs), website maintenance, and related costs to update shareholders of Contact Gold and prospective investors.  Amounts in 2021 have increase compared to those in 2020 with the resumption of marketing activities, shifting effort to a more internet-based effort.

Administrative, office and general expenses of $65,249 for the three months ended March 31, 2021 (2020 comparative period: $65,929; and 2019 comparative period: $115,066), includes head office-related costs, listing and filing fees, banking charges, and other general administrative costs.

Foreign exchange loss during the three months ended March 31, 2020 of $27,138 (2020 comparative period: loss of $1,192,011: and 2019 comparative period: gain of $220,682).  The comparative periods reflect primarily the impact of the rate of exchange on the value of the Preferred Shares, which were redeemed and extinguished in Q3 2020, net of a gain on the revaluation of our USD-denominated cash balance at period end.  Depending on the volatility of the exchange rate from period-to-period, the impact on the statement of loss and comprehensive loss could be significant.

Segment information

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Three months ended March 31, 2021	Three months ended March 31, 2020	Three months ended March 31, 2019
Canada	$768,907	$2,306,087	$1,161,457
United States	940,206	395,920	615,838
	$1,709,113	$2,702,007	$1,777,295

Summary of Quarterly Results and Fourth Quarter

The following table sets out selected quarterly financial information of Contact Gold and is derived from unaudited quarterly financial statements prepared by management.

Period	Revenues $	Net loss for the period $	Net loss per Contact Share for the period $
Three months ended March 31, 2021	- nil	1,709,113	0.01
Three months ended December 31, 2020	- nil	9,133,094	0.04
Three months ended September 30, 2020	- nil	5,186,995	0.05
Three months ended June 30, 2020	- nil	692,049	0.01
Three months ended March 31, 2020	- nil	2,702,007	0.04
Three months ended December 31, 2019	- nil	1,772,760	0.02
Three months ended September 30, 2019	- nil	2,159,347	0.03
Three months ended June 30, 2019	- nil	3,664,724	0.06

The Company's expenditures and cash requirements may fluctuate and lack some degree of comparability from period to period as a result of a number of factors including seasonal fluctuations, the write-off of capitalized amounts, share-based payment costs, tax recoveries and other factors that may affect the Company's activities.  In addition, the non-cashflow related impact of fair value estimates and foreign exchange impacts on the Preferred Shares prior to the Redemption may give rise to significant variability in results from one period to the next.  The Company's primary source of funding is through the issuance of share capital; accordingly, the Company's activity level and the size and scope of planned exploration projects may also fluctuate depending upon the availability of equity financing with favourable terms. When capital markets strengthen, and the Company is able to secure equity financing with favourable terms, the Company's activity levels and the size and scope of planned exploration projects may increase.

The Company's loss and comprehensive loss for the first quarter of 2021 reflects (i) exploration and evaluation expenditures of $919,237, (ii) $435,285 recognized in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties; (iii) wages and salaries of $283,851; (iv) stock-based compensation of $154,915, and (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the fourth quarter of 2020 reflects (i) non-cash impairment charge of $6,962,863; (ii) exploration and evaluation expenditures of $1,760,751; (ii) wages and salaries of $317,073; (iii) professional and legal fees of $246,351; (iv) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the third quarter of 2020 reflects (i) $3,605,230 non-cash loss arising on the Redemption; (ii) exploration and evaluation expenditures of $831,536; (iii) $801,076 recognized in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties; (iv) the non-cash accretion of the host amount of the Preferred Shares of $682,467; (v) wages and salaries of $303,772; (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the second quarter of 2020 reflects (i) $1,572,766 recognized in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties, (ii) foreign exchange gain of $560,956 reflective of the impact of the rate of foreign exchange on the value of the Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end; (iii) the non-cash accretion of the host amount of the Preferred Shares of $651,536, (iv) wages and salaries of $337,711; (v) exploration and evaluation expenditures of $333,299; (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive gain for the first quarter of 2020 reflects (i) $3,370,774 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Properties, (ii) foreign exchange loss of $1,192,011 reflective of the impact of the rate of foreign exchange on the value of the Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end; (iii) the non-cash accretion of the host amount of the Preferred Shares of $622,005, (iv) exploration and evaluation expenditures of $340,192, (v) wages and salaries of $314,626; (vi) general office & administrative costs, investor relations and other administration costs.

The Company's loss and comprehensive loss for the fourth quarter of 2019 reflects (i) $704,170 recognized in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties,  (ii) exploration and evaluation expenditures of $657,423, (iii) the non-cash accretion of the host amount of the Preferred Shares of $593,814, (iv) wages and salaries of $560,472; (v) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the third quarter of 2019 reflects (i) exploration and evaluation expenditures of $723,812, (ii) the non-cash accretion of the host amount of the Preferred Shares of $580,708, (iii) $441,761 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Properties; (iv) stock-based compensation of $260,326, and (v) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the second quarter of 2019 reflects (i) a loss on disposal of exploration properties of $1,381,434; (ii) exploration and evaluation expenditures of $1,059,106, (iii) $817,443 recognized in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties (iv) the non-cash accretion of the host amount of the Preferred Shares of $534,960, (v) foreign exchange gain of $355,866; and (vi) general office & administrative costs, investor relations and other costs to administer the Company.

Financial Position

The following financial data and discussion is derived from the Interim Financial Statements.

	March 31, 2021	December 31, $2020
Current Assets	$3,965,986	5,162,944
Total Assets	$34,348,638	$36,081,596
Total Current Liabilities	$641,547	$412,498
Total Liabilities	$2,323,727	$2,119,711
Shareholders' Equity	$32,024,911	$33,961,885
Number of Contact Shares outstanding	240,837,627	240,757,892
Basic and fully diluted loss per weighted average number of Contact Shares for the period ended	$(0.01)	$(0.14)

Assets

The decrease in total assets reflects (i) a $1.0 million decease in the balance of cash and cash equivalents, net of continued exploration and general corporate activities, (ii) a decrease of $0.5 million to the value attributable to the Contact Properties, and (iii) the decrease of prepaids and deposits as compared to amounts held in the comparative year.

The Contact Properties, and changes to the reported values thereto, include:

	Green Springs	Pony Creek	Cobb Creek	South Carlin Projects	Portfolio properties	Total
	$	$	$	$	$	$
December 31, 2019	461,657	28,015,024	205,712	4,226,725	5,454,895	38,364,013
Additions	147,880	60,766	-	-	-	208,646
Recovery from earn-in	-	-	(140,265)	-	(32,678)	(172,943)
Impairments	-	-	-	(3,374,163)	(3,588,700)	(6,962,863)
Foreign Exchange	(4,791)	(548,992)	(36,651)	(75,674)	(10,350)	(676,458)
December 31, 2020	604,746	27,526,798	28,796	776,888	1,823,167	30,760,395
Foreign Exchange	(7,457)	(339,435)	(356)	(44,532)	(65,525)	(457,305)
Recovery from earn-in	-	-	-	(25,432)	-	(25,432)
March 31, 2021	597,289	27,187,363	28,440	706,924	1,757,642	30,277,658

The value of the Contact Properties may vary period-over-period reflective of changes in the USD-$ foreign exchange rate.  Balances presented as the "Portfolio properties" include those Contact Properties that are not separately identified.

In asset purchases that are not business combinations under the Financial Accounting Standards Board's (the "FASB") Accounting Standards Codification ("ASC") ASC 805, Business Combinations, a deferred tax asset ("DTA") or liability ("DTL") is calculated with the impact recorded against the assigned value of the asset acquired. However, ASC 740, Income Taxes, prohibits any immediate income tax expense or benefit from the recognition of those deferred taxes. There is a DTL-related balance attributable to the mineral properties acquired in respect of the Nevada net proceeds tax; calculated at a rate of 5%), determined using a simultaneous equations method, attributed to the respective properties.

Liabilities

Current liabilities as at March 31, 2021 comprises payables and accrued liabilities of $607,801 (December 31, 2020: $379,765), other current liabilities of $33,746 (December 31, 2020: $32,733) reflective of the amount due to the Cobb Counterparty in the next 12-months. The balances of payables and accruals will generally vary dependent upon the level of activity at the Company, and the timing at period end of invoices and amounts we have actually paid.

During the year ended December 31, 2020, the Company recognised a reclamation obligation of $141,686 relating to disturbance at the Pony Creek and Green Springs (year ended December 31, 2019: $nil).  The balance has been included as a non-current obligation reflective of the estimated future timing of any related reclamation and remediation activities, and is unchanged as at March 31, 2021.

Pursuant to the Redemption, the balance of liabilities at March 31, 2021 and at December 31, 2020 relating to the values of the "host" and the Embedded Derivatives that comprise the Preferred Shares are nil.

Liquidity and Capital Resources

Going Concern, Capital Management and Contractual Obligations

The properties in which we currently have an interest are in the exploration stage. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  As at the date of this MD&A, the Company has approximately $2.9 million available in cash, and working capital of approximately $2.91 million.  Contact Gold's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing through the issuance of debt or equity.

In March 2020 the World Health Organization declared coronavirus COVID-19 ("COVID-19") a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn.  As of the date of this MD&A, COVID-19 has had no impact on the Company's ability to access and explore its current properties but may impact the Company's ability to raise money or explore its properties should travel restrictions be extended or expanded in scope. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company's business or ability to raise funds.

Although the Company has been successful in the past in obtaining financing, there is no assurance that the Company will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may cast substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that the Interim Financial Statements are issued.

Consequently, management pursues various financing alternatives to fund operations and advance its business plan, the most recent of which include a non-brokered private placement, issuing in aggregate 12,500,000 private placement units ("PP Units") at a price of $0.10 per PP Unit (the "2020 Private Placement"), and a public offering that closed in September 2020, raising aggregate gross proceeds of $14.77 million (the "2020 Offering"), each as detailed in this MD&A. The Company acknowledges that satisfaction of its capital requirements and completion of its planned exploration program for 2021, will require additional funding, likely by way of a capital raise.  There is no guarantee that any contemplated transaction will be concluded. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest certain mineral property assets, to preserve working capital and alleviate any going concern risk.

Circumstances that could impair our ability to raise additional funds, or our ability to undertake transactions, are discussed in the AIF under the heading "Risk Factors", and in this MD&A under heading "Known Trends and Uncertainties".  In particular, the Company's access to capital and its liquidity will be impacted by global macroeconomic trends, the significant global impacts from the COVID-19 outbreak, fluctuating commodity prices and investor sentiment for the mining and metals industry.

Capital Management

Contact Gold manages its capital in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash. To facilitate the management of its capital requirements, Contact Gold prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. It is necessary for the Company to raise new capital to fund operations on a reasonable regular basis. We believe that this approach, given the relative size and stage of Contact Gold, is reasonable.

There may be circumstances where, for sound business reasons, funds may be re-allocated at the discretion of the Board or management of Contact Gold. While we remain focused on our plans to continue exploration and development on the Contact Properties, we may (i) conclude to curtail certain operations; or (ii) should we enter into agreements in the future on new properties we may be required to make cash payments and complete work expenditure commitments under those agreements, which would change our planned expenditures.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group.

Contractual Obligations

In addition to the option payments for Green Springs, and consideration payable for Cobb Creek described in this MD&A under "Mineral Properties", we have obligations in connection with certain of our mineral property interests that require payments to be made to the government or underlying land or mineral interest owners. Our property obligations, however, are eliminated should we choose to no longer invest funds exploring the particular property.

Outstanding Securities

There were 240,837,627 Contact Shares issued and outstanding as at March 31, 2021 (240,757,892 at December 31, 2020) and 53,550,125 share purchase warrants outstanding.  As of the date of this MD&A, there are 240,837,627 Contact Shares issued and outstanding, and 53,550,125 share purchase warrants outstanding.

Recent financings and issuances of Contact Shares

A. On March 10, 2021, pursuant to the exercise of RSUs, the Company issued an aggregate of 54,215 Contact Shares.

B. On March 31, 2021, pursuant to the exercise of RSUs, the Company issued an aggregate of 25,520 Contact Shares.

Escrowed Contact Shares and other restrictions and obligations

There were no Contact Shares held in escrow pursuant to the rules of the TSXV at March 31, 2021.

So long as Waterton Nevada holds at least 15% of the issued and outstanding Contact Shares it has the right to maintain its pro rata interest in the Company in subsequent financings.  Waterton Nevada also holds certain registration rights as it relates to offerings of Contact Shares.

Stock-based compensation

i) Stock Options

As at March 31, 2021, there were 11,532,500 (December 31, 2020: 11,532,500) Options outstanding to purchase Contact Shares, of which 5,790,000 had vested at December 31, 2020 (December 31, 2020: 3,756,666).  As at the date of this MD&A, there are 11,532,500 Options outstanding to purchase Contact Shares, of which 6,396,667 had vested. The remaining average contractual life of Options outstanding as of the date of this MD&A is 3.08 years.

ii) Deferred Share Units

The Company awarded 423,909 DSUs to certain directors during the three months ended March 31, 2021 (year ended December 31, 2020: 1,027,231).  Directors' fees are paid quarterly, and beginning in July 2019 the Company changed the form of remuneration payable to the independent directors to DSUs, rather than cash.  A further 487,500 DSUs were awarded subsequent to period end to these same directors.

DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

iii) Restricted Share Units

As at March 31, 2021, the Company had awarded 561,710 RSUs (December 31, 2020: 561,710), of which 481,975 were outstanding at the date of this MD&A.

Financial Instruments and Other Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.  Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset, and the net amount reported in the consolidated balance sheets, when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement.

The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices (unadjusted) in active markets for identical assets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

Held-for-trading financial assets and liabilities are recorded at fair value as determined by active market prices or valuation models, as appropriate.  Valuation models require the use of assumptions, which may include the expected life of the instrument, the expected volatility, dividend payouts, and interest rates. In determining these assumptions, management uses readily observable market inputs where available or, where not available, inputs generated by management.  Changes in fair value of held-for-trading financial instruments are recorded in gain or loss for the period.  The Company held no held-for-trading financial assets or liabilities as at March 31, 2021.  The Embedded Derivatives, which were classified as Level 3 financial liabilities at FVTPL, and valued together as one embedded derivative were eliminated pursuant to the Redemption. Certain inputs to the calculation of the value of the Embedded Derivatives used Level 2 and Level 3 inputs.

Available-for-sale financial assets are recorded at fair value as determined by active market prices. Unrealized gains and losses on available-for-sale investments are recognized in other comprehensive gain or loss. If a decline in fair value is deemed to be other than temporary, the unrealized loss is recognized in net loss (gain).  Investments in equity instruments that do not have an active quoted market price are measured at cost. As at Marc 31, 2021, the Company has classified certain of its financial assets in this category.

Loans and receivables are recorded initially at fair value, net of transaction costs incurred, and subsequently at amortized cost using the effective interest rate method.  Loans and receivables of Contact Gold are composed of 'Cash and Cash Equivalents' (Level 1); and 'Receivables' (Level 2) and are classified as current or non-current assets according to their nature.  The carrying value of the Company's loans and receivables as at March 31, 2021 approximate their fair value due to their short-term nature.

Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period.  Other financial liabilities include payables and accrued liabilities (Level 2), and the Cobb Creek obligation (Level 3).  Other financial liabilities are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities. One USD 30,000 payment of the Cobb Creek obligation is due in November 2021.

Risks Associated With Financial Instruments

The Company is exposed in varying degrees to a variety of financial instrument related risks. As at March 31, 2021, the Company's financial instruments consist of cash, receivables, marketable securities and accounts payable and accrued liabilities. It is management's opinion that (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in the Consolidated Financial Statements.

The Cobb Creek Obligation are considered to Level 3 type financial liabilities, determined by observable data points, in particular the Company's share price, and for certain of these financial instruments, the rate of USD-$ foreign and the Company's credit spread, with reference to current interest rates and yield curves.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.  As at March 31, 2021 the balance of cash held on deposit was $3.72 million (December 31, 2020: $4.75 million). The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.  The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for the Company's shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Fair Value Estimation

With the exception of the Contact Preferred Shares, and other non-current liabilities, the carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's mineral property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $26,612 increase or decrease respectively, in the Company's cash balance.  The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.  A significant portion of the Company's cash balance may be held in USD in any given period.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with US GAAP requires management to make judgements, estimates, and assumptions that affect the reported amounts of assets, liabilities, and expenses. A detailed presentation of all of Contact Gold's significant accounting policies and the estimates derived therefrom, along with discussion as to judgments and estimates made by management which might impact the financial information, and a summary of new accounting pronouncements, please refer to our disclosures in the annual financial statements for the year ended December 31, 2020.

Preliminary internal discussions have begun in order to evaluate the consequences of the new pronouncements, but the full impact has yet to be assessed.

Known Trends and Uncertainties

Trends and uncertainties, and economic and industry risk factors that may affect our business, in particular those that could affect our liquidity and capital resources, are described in more detail under the heading "Risk Factors" in the Company's AIF.  There are currently significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development, including:

Global Financial Conditions, and the Market Price of the Company's Securities

Global financial conditions have been characterized by ongoing volatility with a particularly negative impact on access to public financing for earlier-stage and even advanced-stage mineral exploration companies.  As at the date of this MD&A there is also a significant amount of uncertainty and economic disruption caused by the global COVID-19 outbreak that has had a volatile and unpredictable impact on access to capital and liquidity, and access to public financing.

These conditions may affect the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. If such conditions continue, the Company's operations could be negatively impacted.  More specifically, the price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events.  If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline, and the Company's operations may be materially and adversely affected.

The Contact Shares currently trade on the TSXV. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries. There is no assurance that the price of the Contact Shares will be unaffected by any such volatility.

The price of the Contact Shares is also likely to be significantly affected by short-term changes in mineral and commodity prices or in its financial condition or results of operations as reflected in its quarterly financial reports.

Other factors that may have an effect on the price of the Contact Shares include the following:

1. the price of gold and other metals;

2. the pervasive and ongoing impact of the COVID-19 outbreak

3. the Company's operating performance and the performance of competitors and other similar companies;

4. the public's reaction to the Company's press releases, other public announcements and the Company's filings with the various securities regulatory authorities;

5. lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of Contact Shares;

6. the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities;

7. a substantial decline in the price of the Contact Shares that persists for a significant period of time could cause the Company's securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity;

8. the results of the Company's exploration programs and/or resource estimates (initial or otherwise) for Pony Creek, Green Springs, or any of the other Contact Properties;

9. the Company's ability to obtain adequate financing for further exploration and development;

10. changes in the Company's financial performance or prospects;

11. the number of Contact Shares to be publicly-traded after a public offering or private placement of securities of the Company;

12. changes in general economic conditions;

13. the arrival or departure of key personnel;

14. acquisitions, strategic alliances or joint ventures involving the Company or its competitors;

15. changes or perceived changes in the Company's creditworthiness;

16. performance and prospects for companies in the mining industry generally;

17. the number of holders of the Contact Shares;

18. the sale, of perceived threat of sale, of securities by major shareholders;

19. the extent of analytical coverage available to investors concerning the Company's business may be limited if investment banks with research capabilities do not follow the Company's securities;

20. the interest of securities dealers in making a market for the Contact Shares;

21. prevailing interest rates;

22. changes in global business or macroeconomic conditions; and

23. the factors listed under the heading "Cautionary Note Regarding Forward-Looking Statements and Forward Looking Information" in the Company's AIF.

As a result of any of these factors, the market price of the Contact Shares at any given point in time may not accurately reflect the Company's long-term value and shareholders may experience capital losses as a result of their investment in the Company.  Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Early-Stage Development Company

The Company is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. The Company's properties have no established mineral resources or mineral reserves on any of the Contact Properties due to the early stage of exploration at this time.  Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource or mineral reserve and it is uncertain if further exploration will result in the determination of any mineral resource or mineral reserve. Quantities and/or grade described in this MD&A should not be interpreted as assurances of a potential mineral resource or reserve, or of potential future mine life or of the profitability of future operations.

Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of the Company's projects can be mined profitably. Substantial expenditures are required to establish mineral resources or mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Any profitability in the future from the business of the Company will be dependent upon developing and commercially mining an economic deposit of minerals, which in itself is subject to numerous risk factors.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time that even a combination of management's careful evaluation, experience and knowledge may not eliminate. While discovery of ore-bearing structures may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling and to construct mining and processing facilities at a particular site. It is impossible to ensure that the current exploration and development programs of the Company will result in profitable commercial mining operations. The profitability of the Company's operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors.  Substantial expenditures are required to establish mineral reserves that are sufficient to support commercial mining operations and to construct, complete and install mining and processing facilities on those properties that are actually developed.

No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource, or that any such mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.

Where expenditures on a property have not led to the discovery of mineral reserves, incurred expenditures will generally not be recoverable.

Government Regulation

The Company's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for the Company to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company's licences and permits will be granted, or that once granted will be extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that the Company requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company. The Company may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties. The Company will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to comply with any such conditions. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes.

Additional disclosure for Venture Issuers without Significant Revenue

Additional disclosure concerning Contact Gold's general and administrative expenses and mineral exploration property costs are provided in the statements of loss and comprehensive loss and notes to the Interim Financial Statements.  These financial statements are available on Contact Gold's website at www.contactgold.com or on its SEDAR profile accessed through www.sedar.com.

Off Balance Sheet Arrangements and Legal Matters

Contact Gold has no off-balance sheet arrangements, and there are no outstanding legal matters of which management is aware.

Related Party Transactions

Refer to disclosure in the Interim Financial Statements.

Proposed Transactions

On April 21, 2021, the Company announced that it planned to complete an internal reorganization, the purpose of which is to redomicile the Company back into Canada. The Transaction will include (a) the completion of a plan of conversion (the "Conversion") to continue into the Province of British Columbia (the "Continuation"), and (b) immediately following the Continuation, the completion of a plan of arrangement (the "Plan of Arrangement") between the Company, its securityholders and a newly-incorporated and wholly-owned subsidiary BC Amalco ("BC Amalco"), which will among other things, include the vertical amalgamation between the re-domiciled Contact Gold and BC Amalco (the "Amalgamation").

The Continuation and the Plan of Conversion are subject to approval by the holders of a majority of the outstanding Common Shares at the Company's Annual and Special Meeting of shareholders to be held May 25, 2021, the Supreme Court of British Columbia, and the TSXV.

Furthermore, as is typical of the mineral exploration and development industry, management of Contact Gold continually review potential merger, acquisition, investment, and joint venture transactions and opportunities that could enhance shareholder value.  There is no guarantee that any contemplated transaction will be concluded.

Scientific and Technical Disclosure

The Contact Properties are all early stage and do not contain any mineral resource estimates as defined by NI 43-101. There are no assurances that the geological similarities to projects mentioned herein operated by GSV or the Emigrant Mine, or other project along the Carlin Trend as it relates to Pony Creek, or the Pan Mine, the Gold Rock Project, the Mt. Hamilton gold deposit, or the Bald Mountain mine as it relates to Green Springs, will result in the establishment of any resource estimates at any of Contact Gold's property interests, or that any of the Contact Properties can be advanced in a similar timeframe. The potential quantities and grades disclosed herein are conceptual in nature and there has been insufficient exploration to define a mineral resource for the targets disclosed herein. It is uncertain if further exploration will result in targets on any of the Contact Properties being delineated as a mineral resource.

The scientific and technical information contained in this MD&A has been reviewed and approved by Vance Spalding, CPG, Vice President Exploration, Contact Gold, who is a "qualified person" within the meaning of NI 43-10.

Additional Information

For further information regarding Contact Gold, refer to those continuous disclosure filings made with the Canadian securities regulatory authorities available under Contact Gold's profile on SEDAR at www.sedar.com.

Subsequent Events Not Otherwise Described Herein

With the exception of transactions and activities described in this MD&A, there were no subsequent events.

Approval

The Board has approved the disclosure contained in this MD&A. A copy of this MD&A will be provided to anyone who requests it of us, and will be posted to Contact Gold's website at www.contactgold.com.

(signed) "Matthew Lennox-King"	(signed) "John Wenger"
Matthew Lennox-King	John Wenger
President & Chief Executive Officer	Chief Financial Officer & VP Strategy

May 13, 2021

Cautionary Notes Regarding Forward-Looking Statements

This MD&A contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this MD&A. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this MD&A, forward-looking statements relate, among other things, to the anticipated exploration activities of the Company on the Contact Gold Properties, receipt of necessary permits or approvals, the ability to undertake equity financing or other means to raise capital to pursue the Company's exploration plans or other corporate objectives, the planned undertaking to redomicile the Company's legal structure to a Canadian jurisdiction, and the timing and settlement of the Company's current obligations.

These forward-looking statements are based on reasonable assumptions and estimates of management of the Company at the time such statements were made. Actual future results may differ materially as forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors, among other things, include: impacts arising from the global disruption caused by the COVID-19 outbreak, fluctuations in general macroeconomic conditions; fluctuations in securities markets; fluctuations in spot and forward prices of gold, silver, base metals or certain other commodities; fluctuations in currency markets (such as the Canadian dollar to United States dollar exchange rate); change in national and local government, legislation, taxation, controls, regulations and political or economic developments; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations pressures, cave-ins and flooding); inability to obtain adequate insurance to cover risks and hazards; the presence of laws and regulations that may impose restrictions on mining; employee relations; relationships with and claims by local communities and indigenous populations; availability of increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development (including the risks of obtaining necessary licenses, permits and approvals from government authorities); and title to properties. Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be as anticipated, estimated or intended. Readers should not place undue reliance on the forward-looking statements and information contained in this news release. The Company assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of the MD&A. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.